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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
AAR CORP:

We consent to the incorporation by reference in Registration Statement Nos. 33-19767, 33-26783, 33-38042, 33-43839, and 33-58456 on Form S-8 and in
Registration Statement Nos., 33-30222 and 33-42326 on Form S-3 of AAR CORP. of our report dated July 1, 1994, relating to the consolidated balance sheets of AAR CORP, and subsidiaries as of May 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1994, which report appears in the May 31, 1994 annual report on Form 10-K of AAR CORP.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 24, 1994